Exhibit 99.1

Contact:	Bill Perry
SumTotal Systems
614-975-7538
bperry@sumtotalsystems.com

SumTotal Systems Reports Strong Third-Quarter Financial Results

Company Achieves GAAP Profitability; Revenue Increases 20% Year-Over-Year

MOUNTAIN VIEW, Calif. — November 7, 2005 — SumTotal™ Systems, Inc. (Nasdaq: SUMT), the largest provider of learning and business performance technologies and services, today announced its financial results for the period ended September 30, 2005.

Third-Quarter 2005 Results

On a Generally Accepted Accounting Principles (GAAP) basis, total revenue for the third quarter of 2005 was $18.4 million, an increase of 20% from $15.3 million in the third quarter of 2004. Net income for the third quarter of 2005 was $0.1 million, or $0.01 per share on both a basic and diluted basis, an improvement from a loss of $2.2 million, or $0.11 per share, in the same quarter one year ago.

Results for First Nine Months, 2005

On a GAAP basis, total revenue for the nine months ended September 30, 2005, was $51.0 million, an increase of 40% from $36.5 million in the first nine months of 2004. Net loss for the nine months ended September 30, 2005, was $5.8 million, or $0.28 per share on both a basic and diluted basis, an improvement from a loss of $14.1 million, or $0.80 per share, in the same period a year ago.

Cash and Cash Flow

SumTotal Systems generated cash flow from operating activities of $0.9 million for the first nine months of 2005 compared to $0.4 million in the first nine months of 2004. Cash, cash equivalents and short-term investments were $33.2 million at the end of the third quarter.

“We are proud of achieving profitability ahead of schedule and strong revenue growth this quarter,” commented Don Fowler, interim CEO. “Our results demonstrate our success in increasing scale and putting distance between ourselves and our competitors. With the integration of Pathlore now under way and the continued strength of our backlog, we are well positioned to aggressively pursue our growth and profitability strategy.”

Recent Highlights

•	Completed the acquisition of Pathlore Software Corporation shortly after the close of the third quarter, which the company expects to increase market share and reinforce market leadership.

•	Increased North American market share with new customer wins at Wells Fargo, Volkswagen of America, Honda Canada, Lehman Brothers Holdings, P&H Mining Equipment, Custom Electronic Design & Installation Association, Aspect Communications and the world’s most comprehensive and broadly based manufacturer of healthcare products.

•	Expanded our international presence with new customer wins at Tokyo Electron Limited, U.K. global satellite communications provider Inmarsat, U.K.-based Addenbrooke’s Hospital and Corporation Mapfre S.A.

•	Won new business and added additional products and services through partnerships with Accenture Learning, Affiliated Computer Services, ExcellerateHRO, Hewitt Associates, Hewlett-Packard Educational Service – Canada, Indra Sistemas, S.A., Rapid Learning Deployment, SkillSoft, SuccessFactors and WebEx.

•	Surpassed a key milestone during the quarter by implementing SumTotal 7 for the 100th customer, after less than 9 months in market. Nearly two-thirds of customers with SumTotal 7.x implemented were able to complete their implementation out-of-the-box, highlighting the suite’s hallmark of flexibility, adaptability and configurability.

•	Listed in the Leader quadrant of the 2005 Magic Quadrant for e-Learning Suites as well as the Magic Quadrant for Learning Management Systems, research reports by Gartner based on an evaluation of completeness of vision and ability to execute. SumTotal’s ability to execute outstripped that of all other competitors.

Guidance

Commencing in the fourth quarter of 2005, SumTotal’s financial results will include Pathlore. The table below provides guidance on both a GAAP and non-GAAP basis and shows the impact of Pathlore on the results of SumTotal. Going forward, the company plans to provide only the results for the combined company.

(Amounts in millions except per share data)	SumTotal	Pathlore	Combined

Contractual revenue	$19.5 - $20.5	$5.0 - $6.0	$24.5 - $26.5
Deferred revenue write-down		($3.5)	($3.5)
GAAP revenue	$19.5 - $20.5	$1.5 - $2.5	$21.0 - $23.0

Non-GAAP net income	$0.9 - $1.4	$0.1 - $0.9	$1.0 - $2.3
Deferred revenue write-down		($3.5)	($3.5)
Amortization of intangibles	($0.7)	($1.5)	($2.2)
GAAP net income (loss)	$0.2 - $0.7	($4.9) - ($4.1)	($4.7) - ($3.4)

GAAP net income (loss) per share	$0.01 - $0.03	($0.19) - ($0.16)	($0.18) - ($0.13)

Weighted average common shares outstanding			25,500

Non-GAAP financial measures exclude certain non-cash and cash items relating to the merger of Docent and Click2learn and the acquisition of Pathlore. The company believes this information, when used in conjunction with the GAAP results, may provide useful additional insight into the underlying operations of the company. This information should not be considered superior to, or as a substitute for, GAAP measures. The table above provides a reconciliation of the numbers.

Conference Call

SumTotal Systems will host an investor conference call on Monday, November 7, 2005, at 2:00 p.m. (PT), 5:00 p.m. (ET) to discuss the financial results for the third quarter ended September 30, 2005.

A live audio webcast will be available to investors and the public from SumTotal’s website at www.sumtotalsystems.com/company/investors. In addition to the webcast, a telephone replay will be available on Monday, November 7, 2005, beginning at approximately 5:00 p.m. (PT) through the close of business on Monday, November 14. Interested parties can access the replay by dialing the U.S. toll-free number: 1 800-207-7077, access code: 4153. The international dial-in number is +1 913-383-5767, access code: 4153.

You are cautioned that the time and/or manner of the webcast may change for technical and or administrative reasons outside of SumTotal Systems’ control.

About SumTotal Systems, Inc.

SumTotal Systems, Inc. (NASDAQ: SUMT) is the largest provider of learning and business performance technologies and services. SumTotal deploys mission-critical solutions that align learning with organizational and business goals to generate significant bottom-line results. With more than 17 million users worldwide, SumTotal has helped accelerate performance and profits for more than 1,500 of the world’s best-known companies and government agencies including Accenture, Aetna, Cendant, D&B, DaimlerChrysler, Delta Air Lines, Harley-Davidson, Microsoft, Novartis, PNC Bank, U.S. Army, U.S. Air Force, U.S. Navy, U.S. Coast Guard, U.S. Bancorp, United Airlines, Vodafone, Wachovia and Wyeth. SumTotal has offices in Hong Kong, Hyderabad, India, London, Paris, Sydney, Tokyo, and the United States. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

Safe Harbor Statement/ Forward-Looking Statements

Information in this press release and the accompanying conference call contains forward-looking statements. These statements represent SumTotal Systems’ expectations or beliefs concerning future events and include statements, among others, regarding SumTotal Systems’ new products; financial guidance regarding revenue, profitability, backlog, expenses, continued growth in deferred revenue balance and pipeline; the potential benefits of the acquisition of Pathlore, including ability to reach revenue scale and profitability and to drive innovation and customer satisfaction; the company’s competitive position, including its market share and leadership position; the company’s ability to execute, and the company’s product leadership. These statements are not historical facts or guarantees of future performance or events, and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements. Additional factors that could cause actual results to differ include, but are not limited to, (i) failures to comply with the covenants in our credit facility that could result in a default, thereby closing a foreclosure or sale of our assets; (ii) intense competition in the market place causing, among other things, pricing pressure; (iii) failure to realize the anticipated benefits of the acquisition of Pathlore, to successfully integrate the Pathlore business, to maintain and grow the Pathlore customer base and to realize potential synergies (iv) increase in litigation related costs, as well as the cost of potential settlements, potential adverse judgments or potential injunctions enjoining the shipment of the company’s products; (v) the ability to attract and retain highly qualified employees, and the risk of losing employees, especially given that we are seeking a new CEO; (vi) failure to remediate the deficiencies and weaknesses identified in our Form 10-K for FY 2005 or to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in the future in a timely fashion, or at all; (vii) inability to fix in a timely fashion unanticipated bugs, errors or defects that materially impact the functionality or usability of our product line, or unanticipated problems in customer upgrades to the new product line; (viii) SumTotal Systems’ limited operating history, and its, along with its predecessor companies’, history of losses; and (ix) other market conditions that include risks and uncertainties such as risks associated with financial, economic, political, terrorist activity and other uncertainties; and (x) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the company’s annual report filed on Form 10-K on August 1, 2005 and quarterly report filed on Form 10-Q on August 9, 2005, and Form 8-Ks. SumTotal Systems assumes no obligation to update the information in this press release or in the accompanying conference call.

-Tables to Follow-

SumTotal Systems, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash, cash equivalents	$29,554	$25,508
Short-term investments	3,692	9,210

Total cash, cash equivalents and short-term investments	33,246	34,718
Accounts receivable, net	13,872	18,531
Prepaid expenses and other current assets	3,989	1,781

Total current assets	51,107	55,030

Property and equipment, net	3,391	2,472
Goodwill	27,659	27,659
Intangible assets, net	6,650	9,491
Other assets	1,133	1,140

Total assets	$89,940	$95,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,161	3,334
Accrued compensation and benefits	3,445	5,148
Other accrued liabilities	3,434	3,403
Restructuring accrual	104	506
Deferred revenue	15,893	14,749

Total current liabilities	25,037	27,140

Other accrued liabilities, non-current	154	—
Deferred revenue, non-current	117	373

Total liabilities	25,308	27,513

Stockholders’ equity	64,632	68,279

Total liabilities and stockholders’ equity	$89,940	$95,792

SumTotal Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended September 30		Nine-Months Ended September 30
	2005	2004	2005	2004
Revenue:
License	$6,629	$5,634	$17,286	$13,762
Service and maintenance	11,780	9,653	33,750	22,714

Total revenue	18,409	15,287	51,036	36,476

Cost of revenue:
License	212	168	1,072	372
Service and maintenance	5,368	4,614	15,368	12,370
Amortization of intangible assets	742	1,507	2,841	3,408

Total cost of revenue	6,322	6,289	19,281	16,150

Gross margin	12,087	8,998	31,755	20,326

Operating expenses:
Research and development	3,068	2,910	8,897	8,192
Sales and marketing	5,673	5,527	17,800	15,567
General and administrative	3,288	2,965	10,899	7,883
Restructuring charge	—	—	—	1,137
In-process research and development	—	—	—	1,326

Total operating expenses	12,029	11,402	37,596	34,105

Income (loss) from operations	58	(2,404)	(5,841)	(13,779)
Interest expense	(4)	—	(5)	(121)
Interest income	227	97	582	203
Other income (expense), net	(121)	42	(493)	(241)
Equity in losses of affiliate	—	—	—	(169)

Income (loss) before provision (benefit) for income taxes	160	(2,265)	(5,757)	(14,107)
Provision (benefit) for income taxes	29	(47)	90	29

Net income (loss)	$131	$(2,218)	$(5,847)	$(14,136)

Net income (loss) per share, basic	$0.01	$(0.11)	$(0.28)	$(0.80)

Net income (loss) per share, diluted	$0.01	$(0.11)	$(0.28)	$(0.80)

Weighted average common shares outstanding, basic	21,207	20,535	20,973	17,601

Weighted average common shares outstanding, diluted	21,550	20,535	20,973	17,601

SumTotal Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine-Months Ended September 30
	2005	2004
Cash flows from operating activities:
Net loss	$(5,847)	$(14,136)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,320	1,151
Amortization of intangible assets	2,841	3,426
Accretion of interest on short-term investments	(121)	—
Loss on disposal of property and equipment	49	394
Provision for (recovery of) sales returns and doubtful accounts	197	(212)
Amortization of discount on debt	—	89
Stock-based compensation	712	1,119
In-process research and development	—	1,326
Equity in losses of an affiliate	—	169
Net changes in certain operating assets and liabilities	1,779	7,112

Net cash provided by operating activities	930	438

Cash flows from investing activities:
Purchases of property and equipment	(2,322)	(664)
Proceeds on sale of property and equipment	19	—
Cash acquired in acquisitions, net of cash payments	—	25,432
Cash acquired in asset purchase agreements, net of cash payments	—	(488)
Purchases and sales of short-term investments, net	5,639	454
Capitalized costs associated with pending acquisition	(1,723)	—

Net cash provided by investing activities	1,613	24,734

Cash flows from financing activities:
Borrowings and repayment on line of credit, net	—	(3,974)
Net proceeds from the issuance of common stock	1,085	1,030

Net cash provided by (used in) financing activities	1,085	(2,944)

Effect of foreign exchange rate changes on cash and cash equivalents	418	340

Net increase in cash and cash equivalents	4,046	22,568
Cash and cash equivalents at beginning of period	25,508	12,862

Cash and cash equivalents at end of period	$29,554	$35,430